FIRST AMENDMENT TO AMENDED AND RESTATED
EXECUTIVE EMPLOYMENT AGREEMENT
This FIRST AMENDMENT TO AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of the 28th day of January 2022, by and between IZEA Worldwide, Inc., a Nevada corporation with an address of 1317 Edgewater Drive, Ste. 1880, Orlando, FL. 32804 (the “Company”), and Ryan S. Schram, an individual residing at 1894 Bristol Court, Milford, Michigan 48380 (“Executive”). As used herein, the “Effective Date” of this Amendment shall mean January 28, 2022. This Amendment amends and modifies portions of the Amended and Restated Executive Employment Agreement dated effective January 1, 2021 (the “Agreement”).
W I T N E S S E T H:
WHEREAS, the Company desires to modify the type of stock awards to be granted to the Executive pursuant to Section 7 of the Agreement; and
WHEREAS, the Executive desires to receive stock awards on such terms and conditions;
NOW, THEREFORE, in consideration of the premises and of the mutual benefits and covenants contained herein, the parties hereto, intending to be bound, hereby agree as follows:
1.The final sentence of Section 7 of the Agreement is hereby removed and replaced with “The Executive will be eligible for Share Awards as outlined in Schedule B”.

2.Schedule B to the Agreement is hereby removed and replaced with the revised Schedule B attached hereto.

3.Ratification of Agreement. Except as modified by this Amendment, the Parties hereby ratify, reaffirm and reapprove all of the terms, covenants and conditions of the Agreement. Any further alteration or modification of the provisions of the Agreement shall not be effective unless and until reduced to writing and executed by the Parties.

4.Attorney Review. By signing this Amendment, each Party affirms that they have had sufficient opportunity and time to hire legal counsel to review this Agreement and negotiate any and all terms and clauses.

[Signatures on following page]

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IN WITNESS WHEREOF, the Executive and the Company have caused this Amendment to be executed as of the date first above written.

COMPANY:		EXECUTIVE:

IZEA Worldwide, Inc.		RYAN S. SCHRAM

By:	/s/ Edward H. Murphy	By:	/s/ Ryan S. Schram

Title:	CEO

Date:	1/28/2022	Date:	1/28/2022

By:	/s/ Dan Rua

Title:	Compensation Committee Chair
Date:	1/28/2022

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Schedule B
Share Awards
Annual Stock Awards
The Executive shall be granted RSUs (as defined in the Company’s 2011 Equity Incentive Plan) annually beginning on January 1, 2022 and each January 1st thereafter (each such grant, an “Annual RSU Grant”), provided that the Annual RSU Grant for 2022 shall be based on the closing price of the stock on December 31, 2021. The number of RSUs included in an Annual RSU Grant shall equal $25,000 divided by the Fair Market Value (as defined in the Plan) of the Company’s common stock on the immediately preceding trading day (but, in any event, the number of underlying shares of common stock shall not exceed 100,000 shares (as adjusted for stock splits and similar events)). Each Annual RSU Grant shall vest in 48 equal installments, commencing on the grant date and on the last day of each succeeding month thereafter until fully vested, subject to the terms and provisions of an RSU award agreement, which will contain the terms pertaining to the RSUs contained in this Schedule B. In the event that Fair Market Value RSUs are limited by the 100,000 share cap, the Executive shall be entitled to receive 100% of the difference in fair market value through a combination of cash or the value in RSUs with the same vesting schedule and Fair Market Value as the above RSUs, at the sole option of the Board.
Stock Bonus KPIs
The Executive shall also be entitled to receive additional RSUs as a bonus, in an aggregate annual amount up to $25,000 divided by the Fair Market Value (as defined in the Plan) of the Company’s common stock on the trading day immediately preceding the grant date, (but, in any event, the number of underlying shares of common stock shall not exceed 100,000 shares (as adjusted for stock splits and similar events)), based upon the Company’s and the Executive’s achievement of specified key performance indicators as determined by the Compensation Committee (the “Stock Bonus KPIs”). The bonus will be split 20% per quarter for quartile goals and 20% annually for annual goals. Not later than the earlier of (a) 15 days following the filing of the Company’s Quarterly Report on Form 10-Q for such quarter (or Annual Report on Form 10-K for the fourth fiscal quarter) or (b) the 4th pay period after such quarter (or 8th pay period after the fourth fiscal quarter), the Executive will be issued the bonus RSUs, as applicable. The RSUs shall vest in 12 equal installments, commencing on the last day of the month in which the grant occurred and on the last day of each succeeding month thereafter until fully vested, subject to the terms and provisions of an RSU award agreement, which will contain the terms pertaining to the RSUs contained in this Schedule B. In the event that Fair Market Value RSUs are limited by the 100,000 share cap, the Executive shall be entitled to receive 100% of the difference in fair market value through a combination of cash or the value in RSUs with the same vesting schedule and Fair Market Value as the above RSUs, at the sole option of the Board.
Provisions Applicable to Stock Options and Restricted Stock Units
In the event of termination of the employment (A) by the Executive pursuant to Section 11(e) or (B) by the Company pursuant to Section 11(c), all stock options and restricted stock units not theretofore vested will lapse and be forfeited. In the event the Executive’s employment is terminated for any other reason (including for Good Reason or disability and death), all stock options and RSUs not theretofore vested will thereupon become immediately vested on the date of termination, and, in the event of Executive’s death, all stock options provided for under this Agreement will transfer to the Executive’s estate. Upon a Change of Control, as provided in Section 11(f), 50% of all unvested stock options and RSUs granted to the Executive will vest immediately and the remaining 50% of all stock options and RSUs granted to the Executive will vest upon the earlier of the effective date of an Employment Agreement that replaces this

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Amended and Restated Employment Agreement or the date of the Executive’s termination for any reason, other than pursuant to Section 7(b)(ii), by the acquiring company. Except as otherwise provided in the next paragraph, each stock option will expire ten years after it is granted.
In the event of termination of the employment of the Executive, all unexercised and exercisable stock options granted to him hereunder must be exercised by him, or his estate (or heir(s)), as the case may be: (A) within twelve (12) months after the date of termination, if the termination is due to disability, as provided in Section 11(b), (B) within twelve (12) months after the date of termination, in the event of death of the Executive, as provided in Section 11(a), or within three (3) months after the date of death if the termination was pursuant to disability, or (C) within six (6) months after the date of termination if the termination is for any other reason; provided, however, that in the event of the Executive’s employment is terminated pursuant to Section 11(c), all unexercised and exercisable stock options granted to him hereunder become null and void immediately upon termination.

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